Exhibit 3(i)(d)

AMENDMENT TO THE ARTICLES OF INCORPORATION OF DIATOM CORPORATION

Pursuant to the provisions of the Nevada Revised Statutes, the undersigned corporation adopts the following amendment to the corporation’s articles of incorporation:

Article I

The name of the corporation is Diatom Corporation.

Article II

On February 1, 2007, a majority of the stockholders of the corporation approved deleting Article I of the articles of Incorporation in its entirety to provide for a new Article I as set forth below.

This amendment deletes the language of Article I of the articles of incorporation, providing for a new Article I as follows:

“Article I. The name of the corporation is “Planktos Corp.”

Article III

The number of shares of the corporation outstanding at the time this action was approved and this action was ratified was 54,510,892 and the number of shares entitled to vote thereon was 54,510,892.

Article IV

The number of shares providing written consent to amend the name of the corporation was 32,594,825 in favor, representing approximately 59.8% of the votes entitled to be cast. The number of votes cast in favor of amending the name of the corporation was sufficient for approval of same.

Article V

The amendment to the corporation’s name will be effective upon filing with the Nevada Secretary of State.

Article VI

The amendment to the corporation’s name will have no affect on stated capital.

Dated March 7, 2007

/s/ Robert Fisher

Robert Fisher

Chief Executive Officer

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